Exhibit 10.1
[Lance, Inc. Letterhead]
January 6, 2006
Mr. Rick D. Puckett
54 Stone Hill Road
Woodstock, CT 06281
Dear Rick:
After the series of interviews with our executive management team, we feel you can be a real asset to Lance, Inc. Also, Lance will afford you the opportunity to continue your growth and development. I feel it’s a good match and we would like for you to come on board as our Executive Vice President of Finance and Chief Financial Officer. To that end, you will find our offer outlined below.
Compensation:
•	Base pay — $350,000 annually

•	Participation in the Corporate Annual Incentive Plan with a target incentive potential of 40% of your annual base salary. If goals are exceeded, there’s an opportunity to earn 150% of target award. In 2007, plans are to move the maximum opportunity to 200%.

•	Annual Incentive Guarantee – for 2006, we guarantee that your annual performance bonus will be no less than 40% of base salary and that if you exceed goals you will be compensated up to the 150% award noted above.

•	Long-Term Incentive Plan (LTIP)

Currently the Long-Term Incentive Plan is as follows:
–	Target opportunity is 45% of base pay with payout potential of four (4) times target

–	Three year plan with new plan rolled out each year.

–	Measures are EPS (75%) and net revenue growth (25%).
An additional Tier 1 plan is proposed for 2006 to include the senior executive team with the following features:
–	Your target opportunity to be determined

Mr. Rick D. Puckett

January 6, 2006
–	Measure is stock appreciation vs. Russell 2000 Index.

–	Time horizon is 5 years.
•	Signing Bonus — $20,000 payable within the first month of employment.
Benefits and Perquisites
•	Auto allowance — $1,200.00 per month.

•	Four (4) weeks vacation.

•	Equity
–	20,000 restricted grant shares with three (3) year cliff vesting.

–	25,000 stock options at market price, based on average of high and low on first day of employment. (Vest 25% per year over four (4) years).
Other Benefits
•	Change in Control agreement which provides three times annual base pay, plus target incentive and grossed up for excise taxes.

•	Executive Severance Agreement which provides one (1) year base pay, plus target incentive of Annual Incentive Plan for termination without cause.

•	Employee Health Plan includes medical, dental, life and AD&D.

•	Profit Sharing and Retirement Plan after one year eligibility.

•	401(k) Plan

•	Employee Stock Purchase Plan

•	Employee Assistance Program.
Relocation
•	Will relocate family and household goods to Charlotte, North Carolina area, per the company’s relocation program.

Mr. Rick D. Puckett

January 6, 2006
Rick, it’s an exciting time at Lance and we feel you can help us reach our goal of becoming a high performance organization.
You will be a member of our executive management team, which we call the Operations Committee.
Thanks for your consideration and interest in the House of Lance. Please contact me for any questions regarding this offer.
This offer is contingent on the successful completion of a drug test screen and favorable employment related references.
Also, in accordance with the Board of Directors Governance Principles and Bylaws of Lance, this letter, your election as an officer, the fixing of your compensation and the grant of stock options and restricted stock is not binding or effective until action and approval by the Board of Directors of Lance and its Compensation Committee.
Acceptance may be communicated by signing below with date and forwarding a copy to my attention.

Sincerely,

/s/ E. D. Leake

E. D. Leake Vice President – Human Resources

ACCEPTED:

/s/ Rick D. Puckett	1-6-06

Rick D. Puckett	Date